Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-165248) of Sify Technologies Limited of our report dated November 26, 2010 with respect to the consolidated balance sheet of MF Global Sify Securities India Private Limited and its subsidiaries as of March 31, 2010 and the related consolidated statements of income, comprehensive income, changes in equity and cash flow for each of the two years in the period ended March 31, 2010, which appears in Sify Technologies Limited’s Annual Report on Form 20-F for the year ended March 31, 2011.
/s/ Price Waterhouse
Price Waterhouse
Firm Registration No. 301112E
Mumbai, India
October 11, 2011